EXHIBIT 10.1

A-Mark Precious Metals, Inc.

EMPLOYMENT AGREEMENT
Executed February 19, 2016

This Employment Agreement (this “Agreement”) is between A-MARK PRECIOUS METALS, INC., a Delaware corporation (the “Company” or “A-Mark”), and GREGORY N. ROBERTS, an individual (“Mr. Roberts”).

WHEREAS, Mr. Roberts has served the Company as Chief Executive Officer and in related capacities under the Employment Agreement between Mr. Roberts and the Company dated March 14, 2014 (the “Prior Employment Agreement”), which terminates June 30, 2016.

WHEREAS, the Company seeks to continue to employ Mr. Roberts as its Chief Executive Officer and in related capacities after the termination of the Prior Employment Agreement.

WHEREAS, Mr. Roberts seeks to accept such employment, subject to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Mr. Roberts hereby agree as follows:

1.    Employment; Term; Effectiveness; Prior Employment Agreement. The Company hereby employs Mr. Roberts, and Mr. Roberts hereby accepts employment with the Company, in accordance with and subject to the terms and conditions set forth in this Agreement. The term of Mr. Roberts' employment under this Agreement (the “Term”) will commence July 1, 2016 (the “Effective Date”) and, unless earlier terminated in accordance with Section 4, will terminate on June 30, 2020. This Agreement will become effective at the Effective Date, except that the stock option grant under Section 3(c) will be effective at the date specified in Section 3(c). The terms of the Prior Employment Agreement remain in effect through June 30, 2016.

2.    Duties.

(a)    During the Term, Mr. Roberts will serve as the Chief Executive Officer of the Company. Mr. Roberts will have such duties and responsibilities as are customary for the position of Chief Executive Officer (including Mr. Roberts' positions in effect under the Prior Employment Agreement, except as stated below) and any other duties, responsibilities or offices he may be reasonably assigned by the Board of Directors of the Company. For clarity, the Secondment Agreement in effect under the Prior Employment Agreement, under which Mr. Roberts was seconded to Spectrum Group International, Inc. (“SGI”), will no longer be in effect during the Term.

(b)    During the Term, Mr. Roberts shall devote his full business time and best efforts to the business and affairs of the Company and its subsidiaries, subject to the following: Mr. Roberts is permitted to continue to serve as Executive Chairman, Chief Executive Officer, a director and other executive and employment capacities for SGI and its subsidiaries and affiliates, for not more than 20% of his business time. Mr. Roberts understands and acknowledges that Mr. Roberts' duties will require business travel from time to time.

(c)    During the Term, the Company agrees to nominate Mr. Roberts to serve as a member of the Company's Board of Directors, and Mr. Roberts agrees to serve in such capacity for no additional compensation other than as provided hereunder. Upon Mr. Roberts’ termination of employment hereunder for any reason, he agrees to resign as a member of the Board of Directors, and from any other positions he may then hold with the Company or any of its subsidiaries, and that he will execute such documents and take such other action, if any, as may be requested by the Company to give effect to any such resignation.

(d)    Mr. Robert’s principal job site will be at 429 Santa Monica Blvd, Santa Monica, California 90401, or such other job site as may be mutually agreed to by the parties.

3.    Compensation.

(a)    During the Term, the Company shall pay Mr. Roberts a salary, which will vary based upon whether Mr. Roberts is then also serving in an executive capacity for SGI and its subsidiaries and affiliates and devoting less than 100% of his business time to the Company, as follows:

A-Mark Fiscal Year	Annual salary if Mr. Roberts is devoting 100% of business time to A-Mark and not serving SGI in an executive capacity	Annual salary if Mr. Roberts is not devoting 100% of business time to A-Mark, including if serving SGI in an executive capacity
2017	$650,000	$520,000
2018	$675,000	$540,000
2019	$700,000	$560,000
2020	$700,000	$560,000

Such salary, as in effect at a given time, is the “Base Salary.” If Mr. Roberts ceases serving SGI during a fiscal year and then devotes 100% of his business time to the Company, the Base Salary will be proportionately adjusted in accordance with the above table at the time of such changes. Payment of the Base Salary will be in accordance with the Company's standard payroll practices and subject to all legally required or customary withholdings.

(b)     Mr. Roberts will be eligible to receive an annual bonus (the “Performance Bonus”) for each of the Company fiscal years during the Term, with such annual bonus to have a targeted amount equal to 100% of Base Salary for the year. The Performance Bonus, if any, will be based on the extent to which performance goals established by the Company for each of such years have been met, as more fully set forth on Exhibit A hereto. Each Performance Bonus, if any, shall be paid within 40 days following the issuance by the Company of financial statements for the fiscal year in respect of which such bonus is payable, provided that in no event shall the Performance Bonus be paid later than January 2 of the year following the end of such fiscal year. Except as provided in Section 5, Mr. Roberts must be employed by the Company on the last day of the fiscal year to be eligible for the Performance Bonus.

(c)    The Company shall grant non-qualified stock options to Mr. Roberts for the purchase of 300,000 shares of A-Mark Common Stock under the Company’s 2014 Stock Award and Incentive Plan. The grant date of the stock options will be the date upon which the parties hereto have executed this Agreement, with a stated expiration date of ten years after the date of grant. The stock options will be subject to the following terms and conditions and such additional terms and conditions as are more fully set forth in the Stock Option Agreement attached hereto as Exhibit B:

Options - Number of Underlying Shares	Exercise Price of Each Option	Stated Vesting Dates *
100,000	100% of Grant-Date Fair Market Value	33.33% vest on each of June 30, 2017, June 30, 2018, and June 30, 2019
100,000	$23.80	25.0% vest on each of June 30, 2017, June 30, 2018, June 30, 2019, and June 30, 2020
100,000	25.50	25.0% vest on each of June 30, 2017, June 30, 2018, June 30, 2019, and June 30, 2020

*	Subject to accelerated vesting as set forth in the Stock Option Agreement upon the occurrence of certain specified events.

(d)     Upon submission by Mr. Roberts of vouchers in accordance with the Company's standard procedures, the Company shall reasonably promptly reimburse Mr. Roberts for all reasonable and necessary travel, business entertainment and other business expenses incurred by Mr. Roberts in connection with the performance of his duties under this Agreement.

(e)    During the Term:

(i)
Mr. Roberts is entitled to participate in any and all medical insurance, group health, disability insurance and other benefit plans that are made generally available by the Company to employees of the Company (either directly or through a wholly-owned subsidiary), provided that the medical, group health and disability insurance benefits provided by the Company to Mr. Roberts shall be substantially as favorable to Mr. Roberts as those generally provided by the Company to its senior executives.

(ii)
Mr. Roberts is entitled to receive four weeks paid vacation a year and paid holidays made available pursuant to the Company's policy to all senior executives of the Company. The Company may, in its sole discretion, at any time amend or terminate any such benefit plans or programs, upon not less than 30 days' prior written notice to Roberts.

(iii)
Mr. Roberts will be entitled to annual reimbursement from the Company of the cost of premiums paid by Mr. Roberts to secure such life insurance coverage on his life as he determines in his discretion; provided that the Company’s maximum annual reimbursement obligation under this Section 3(e)(iii) shall be capped based on the annual cost of a customary term life insurance policy with a maximum face amount of $1.0 million purchased for a five-year term for a non-smoker at the same age as Mr. Roberts as of July 1, 2016, such cost to be determined by September 30, 2016.  This benefit is intended to be in addition to, and not in lieu of, any group life insurance coverage provided by the Company.

(f)    Upon submission of vouchers in accordance with the Company's standard procedures, the Company shall reasonably promptly directly pay or reimburse Mr. Roberts for his reasonable motor vehicle costs and related expenses, such as insurance, repairs, maintenance, and gas, up to $750.00 per month, during the Term.

(g)    The Company shall indemnify Mr. Roberts, to the fullest extent permitted by the Company's by-laws and applicable law, for any and all liabilities to which he may be subject as a result of, in connection with or arising out of his employment by the Company (including service as a director) hereunder, as well as the costs and expenses (including reasonable attorneys' fees) of any legal action brought or threatened to be brought against him or the Company or any of its affiliates as a result of, in connection with or arising out of such employment. Mr. Roberts shall be entitled to the full protection of any insurance policies that the Company may elect to maintain generally for the benefit of its directors and officers. The Company shall advance funds to Mr. Roberts in payment of his legal fees to the fullest extent permitted by law. In the event of any inconsistency or ambiguity between this provision and the Company's by-laws, the by-laws shall prevail; provided, however, that the scope of indemnification provided under the by-laws shall in no event be reduced from the scope as in effect at the Effective Date.

(h)    Compensation paid or payable under this Agreement, including any Performance Bonus paid or payable under Section 3(b), shall be subject to recoupment by the Company in accordance with the terms of any policy relating to recoupment (or clawback) approved by the Board of Directors and in effect at the time of payment of such compensation.

4.     Termination. Mr. Roberts' employment hereunder may be terminated prior to the expiration of the Term under the circumstances set forth in this Section 4. Upon any termination of Mr. Roberts' employment, the Term shall immediately end, although this Agreement shall remain in effect and shall govern the rights and obligations of the parties hereto.

(a)     Mr. Roberts' employment hereunder will terminate upon Mr. Roberts' death.

(b)    Except as otherwise required by law, the Company may terminate Mr. Roberts' employment hereunder at any time after Mr. Roberts becomes Totally Disabled. For purposes of this Agreement, Mr. Roberts will be “Totally Disabled” as of the earlier of (l) the date Mr. Roberts becomes entitled to receive disability benefits under the Company's long-term disability plan and (2) Mr. Roberts' inability to perform the duties and responsibilities contemplated under this Agreement for a period of more than 180 consecutive days due to physical or mental incapacity or impairment.

(c)    The Company may terminate Mr. Roberts' employment hereunder for Cause at any time after providing written notice to Mr. Roberts. For purposes of this Agreement, the term “Cause” shall mean any of the following:

(1)	Mr. Roberts' neglect or failure or refusal to perform his duties under this Agreement (other than as a result of total or partial incapacity or disability due to physical or mental illness);

(2)	any intentional act by or omission of Mr. Roberts that materially injures the reputation or business of the Company or any of its affiliates, or his own reputation;

(3)	Mr. Roberts' conviction (including conviction on a nolo contendere plea) of a felony or any crime involving, in the good faith judgment of the Company, fraud, dishonesty or moral turpitude;

(4)	the breach of an obligation set forth in Section 6;

(5)	any other material breach of this Agreement; or

(6)	any material violation of the Company's Code of Ethics, as may be amended from time to time (the “Code of Ethics”).

In the cases of “neglect or failure” to perform his duties under this Agreement, as set forth in 4(c)(1) above, a material breach as set forth in 4(c)(5) above, or a material violation of the Code of Ethics as set forth in 4(c)(6) above, a termination by the Company with Cause shall become effective 30 days following delivery of a written notice by the Company to Mr. Roberts that the Company is terminating his employment with Cause, which specifies in reasonable detail the basis therefor, except the termination will not become effective if within that 30-day period Mr. Roberts has cured the circumstances giving rise to Cause and, in the 12 months preceding the delivery of such written notice, the Company had not delivered a previous notice of the existence of Cause for “neglect or failure” to perform duties under this Agreement.

(d)    The Company may terminate Mr. Roberts' employment hereunder for any reason, upon 30 days' prior written notice.

(e)    Mr. Roberts may terminate his employment hereunder for Good Reason at any time after providing written notice to the Company (subject to the timing requirements relating to such notice as provided in this Section 4(e)). Mr. Roberts also may terminate his employment hereunder without Good Reason, upon 90 days written notice to the Company. For the purposes of this Agreement, “Good Reason” means any of the following occurring during the Term (unless consented to by Mr. Roberts in writing):

(1)
The Company decreases or fails to pay Mr. Roberts' Base Salary or Performance Bonus or the benefits provided in Section 3, other than an immaterial failure to pay that is corrected within the applicable cure period;

(2)
Mr. Roberts no longer holds the office as Chief Executive Officer of the Company, or no longer is a member of the Board of Directors, or his functions and/or duties under Section 2(a) are materially diminished; and

(3)
Mr. Roberts' job site is relocated to a location that is more than one hundred (100) miles from the current location, unless the parties mutually agree to relocate more than such distance from the then current location.

A termination by Mr. Roberts with Good Reason shall be effective only if, within 30 days following delivery of a written notice by Mr. Roberts to the Company that Mr. Roberts is terminating his employment with Good Reason, which specifies in reasonable detail the basis therefor, the Company has failed to cure the circumstances giving rise to Good Reason. In addition, a termination by Mr. Roberts shall be effective only if the Company receives notice of such termination not later than 90 days after the event constituting Good Reason occurs.

(5)    Compensation Following Termination Prior to the End of the Term. In the event that Mr. Roberts' employment hereunder is terminated prior to the expiration of the Term, Mr. Roberts will be entitled only to the following compensation and benefits under this Agreement upon such termination (together with such other provisions that may be set forth in the Stock Option Agreement):

(a)    In the event that Mr. Roberts' employment hereunder is terminated prior to the expiration of the Term by reason of Mr. Roberts' death or Total Disability, pursuant to Section 4(a) or 4(b), the Company shall pay the following amounts to Mr. Roberts (or Mr. Roberts' estate, as the case may be), to be paid as soon as practicable following the date of such termination, but in no event prior to the time such payment would not be subject to tax under Code Section 409A:

(1)	any accrued but unpaid Base Salary for services rendered before the date of termination;

(2)
the Performance Bonus, if any, not yet paid for any fiscal year ending prior to the date of termination of Mr. Roberts' employment, payable as and when such Performance Bonus would have been paid had Mr. Roberts' employment continued;

(3)	any incurred but unreimbursed expenses required to be reimbursed pursuant to Section 3(d) or 3(f);

(4)	any vacation accrued and unused to the date of termination; and

(5)
payment of a pro rata (based on the number of days during the year of termination that Mr. Roberts was employed) portion of the Performance Bonus, if any, for the fiscal year in which Mr. Roberts' employment terminated, payable as and when such bonus would have been paid had Mr. Roberts' employment continued based on actual performance achieved for the fiscal year.

In addition, for a period of six (6) months, beginning on the date of termination of Mr. Roberts' employment by reason of death or Total Disability, the Company will, at its expense, provide medical and group health insurance benefits to Mr. Roberts and his dependents (or just his dependents, as the case may be), which benefits shall be substantially as favorable to Mr. Roberts or his dependents as those provided to him and his dependents immediately preceding the termination of his employment, provided that Mr. Roberts co-payments or other obligations to pay for such benefits shall be substantially the same as applied at the time of his termination of employment, and provided further that this benefit shall be limited to the amount that can be paid or provided by the Company without such benefit being deemed discriminatory under applicable law such that it would result in material penalties to the Company.

(b)    In the event that Mr. Roberts' employment hereunder is terminated prior to the expiration of the Term by the Company for Cause pursuant to Section 4(c) or by Mr. Roberts without Good Reason pursuant to Section 4(e), the Company shall pay the following amounts to Mr. Roberts, to be paid as soon as practicable following the date of such termination, but in no event prior to the time such payment would not be subject to tax under Section 409A of the Code;

(1)	any accrued but unpaid Base Salary for services rendered before the date of termination;

(2)
the Performance Bonus, if any, not yet paid for any fiscal year ending prior to the date of termination of Mr. Roberts' employment, payable as and when such Performance Bonus would have been paid had Mr. Roberts' employment continued;

(3)	any incurred but unreimbursed expenses required to be reimbursed pursuant to Section 3(d) or 3(f); and

(4)	any vacation accrued and unused to the date of termination.

(c)    In the event that Mr. Roberts' employment hereunder is terminated prior to the expiration of the Term by the Company without Cause pursuant to Section 4(d), or by Mr. Roberts with Good Reason pursuant to Section 4(e), the Company shall pay the following amounts to Mr. Roberts, to be paid as soon as practicable following the date of such termination, but in no event prior to the time such payment would not be subject to tax under Section 409A of the Code:

(1)	any accrued but unpaid Base Salary for services rendered before the date of termination;

(2)
the Performance Bonus, if any, not yet paid for any fiscal year ending prior to the date of termination of Mr. Roberts' employment, payable as and when such Performance Bonus would have been paid had Mr. Roberts' employment continued;

(3)	any incurred but unreimbursed expenses required to be reimbursed pursuant to Section 3(d) or 3(f);

(4)	any vacation accrued and unused to the date of termination;

(5)
payment of a pro rata (based on the number of days during the year of termination that Mr. Roberts was employed) portion of the Performance Bonus, if any, for the fiscal year in which Mr. Roberts' employment terminated, payable as and when such bonus would have been paid had Mr. Roberts' employment continued based on actual performance achieved for the fiscal year; and

(6)
payment of a lump sum severance payment equal to the “Severance Amount.” The “Severance Amount” shall be an amount equal to the greater of $1,000,000 or 100% of “Annualized Pay.” For this purpose, “Annualized Pay” will be calculated in accordance with the following table:

For Termination During Fiscal Year	Annualized Pay
2017	N/A (therefore Severance Amount will be $1,000,000)
2018	Annualized salary from July 1, 2016 through month before termination, plus Performance Bonus paid for fiscal 2017
2019	Annualized salary from July 1, 2016 through month before termination, plus annual average of Performance Bonuses paid for fiscal 2017 and fiscal 2018
2020	Annualized salary for the latest 36 months through the month before termination, plus annual average of Performance Bonuses paid for fiscal 2017, fiscal 2018 and fiscal 2019

Salary and Performance Bonuses refer to compensation actually paid by A-Mark to Mr. Roberts, except that any Performance Bonus payable under clause (2) above for a completed fiscal year will be treated as paid.

(d)    The benefits to which Mr. Roberts may be entitled upon termination pursuant to the plans, policies and arrangements referred to in Section 3(e) will be determined and paid in accordance with the terms of those plans, policies and arrangements.

(e)    Except as may be provided under this Agreement, under the terms of any incentive compensation, employee benefit, or fringe benefit plan applicable to Mr. Roberts at the time of termination of Mr. Roberts' employment prior to the end of the Term, Mr. Roberts will not be entitled to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to any future period after the termination of his employment.

(f)    This Agreement is subject to the Company's “Special Rules for Compliance with Code Section 409A Applicable to Employment Agreements,” as from time to time amended or supplemented.

(g)    Effect of Code Sections 4999 and 280G on Payments.

(1)     In the event that Mr. Roberts becomes entitled to any benefits or payments in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) under this Agreement or any other plan, arrangement, or agreement with the Company or a subsidiary (the “Payments”), and such Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed) in connection with a change in control, then, subject to reasonable notification to Mr. Roberts and, if he so requests, discussions with his advisors, the Payments under this Agreement shall be reduced (but not below zero) to the Reduced Amount (as defined below), if so reducing the Payments under this Agreement will provide Mr. Roberts with a greater net after-tax amount than would be the case if no such reduction were made. The “Reduced Amount” shall be an amount expressed in present value that maximizes the aggregate present value of the Payments without causing any Payment to be subject to the Excise Tax, determined in accordance with Section 280G(d)(4) of the Code. Only amounts payable under this Agreement shall be reduced pursuant to this Section 5(g). Payments payable in cash and having the lowest denominated value relative to the valuation of such Payments as “parachute payments” shall be reduced first.

(2)    In determining the potential impact of the Excise Tax, the Company may rely on any advice it deems appropriate including, but not limited to, the advice of its independent accounting firm, legal advisors and compensation consultants. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, the Company may take into account any relevant guidance under the Code and the regulations promulgated thereunder, including, but not limited to, the following:

(A)
The amount of the Payments which shall be treated as subject to the Excise Tax shall be equal to the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code, as determined by the Company's independent accounting firm or other advisor;

(B)
The value of any non-cash benefits or any deferred or accumulated payment or benefit shall be determined by the Company's independent accounting firm or other advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code; and

(C)
The value of any non-competition covenants contained in this Agreement or other agreement between Mr. Roberts and the Company or an affiliate shall be taken into account to reduce “parachute payments” to the maximum extent allowable under Section 280G of the Code.

For purposes of the determinations under this Section 5(g), Mr. Roberts shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the applicable payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of Mr. Robert's residence, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes (unless it is impracticable for Mr. Roberts to itemize his deductions).

6.    Exclusive Employment; Nonsolicitation; Nondisclosure of Proprietary Information; Surrender of Records; Inventions and Patents; Code of Ethics; Other Commitments.

(a)    No Conflict; No Other Employment. During the period of Mr. Roberts' employment with the Company, Mr. Roberts shall not: (i) engage in any activity which conflicts or interferes with or derogates from the performance of Mr. Roberts' duties hereunder nor shall Mr. Roberts engage in any other business activity, whether or not such business activity is pursued for gain or profit and including service as a director of any other company, except as approved in advance in writing by the Company (which approval shall not be unreasonably withheld); provided, however, that Mr. Roberts shall be entitled to manage his personal investments and otherwise attend to personal affairs, including charitable, social and political activities, in a manner that does not unreasonably interfere with his responsibilities hereunder, or (ii) engage in any other employment, whether as an employee or consultant or in any other capacity, and whether or not compensated therefor. The foregoing notwithstanding, the Company acknowledges and agrees that (A) Mr. Roberts has engaged and intends to continue to engage in certain other business transactions, subject to the approval of the Audit Committee of the Company's Board of Directors as appropriate and (b) employment or other service to SGI to the extent and as permitted under Section 2(b) will not contravene this Section 6(a).

(b)    Non-solicitation. In consideration of the payment by the Company to Mr. Roberts of amounts that may hereafter be paid to Mr. Roberts pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 5 hereof) and other obligations undertaken by the Company hereunder, Mr. Roberts agrees that during his employment with the Company and for a period of one year following the date of termination of his employment, without the written consent of the Company Mr. Roberts shall not, directly or indirectly, (i) solicit, encourage or recruit, or attempt to solicit, encourage or recruit any of the employees, agents, consultants or representatives of the Company or any of its affiliates to terminate his, her, or its relationship with the Company or such affiliate; or (ii) solicit, encourage or recruit, or attempt to solicit, encourage or recruit, any of the employees, agents, consultants or representatives of the Company or any of its affiliates to become employees, agents, representatives or consultants of any other person or entity. The foregoing notwithstanding, actions by SGI (including its affiliates) or by Mr. Roberts in his capacity as a director or executive officer of SGI (or its affiliates) relating to hiring shall not be deemed to violate this Section 6(b), and actions by Mr. Roberts during his employment that are intended to further the business and are in the best interests of the Company and its affiliates shall not be deemed to violate this Section 6(b).

(c)    Proprietary Information. Mr. Roberts acknowledges that during the course of his employment with the Company he will necessarily have access to and make use of proprietary information and confidential records of the Company and its affiliates. Mr. Roberts covenants that he shall not during his employment by the Company or its affiliates or at any time thereafter, directly or indirectly, use for his own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose, any proprietary information to any individual or entity, unless such disclosure has been authorized in writing by the Company or is otherwise required by law. Mr. Roberts acknowledges and understands that the term “proprietary information” includes, but is not limited to: (a) the software products, programs, applications, and processes utilized by the Company or any of its affiliates; (b) the name and/or address of any customer or vendor of the Company or any of its affiliates or any information concerning the transactions or relations of any customer or vendor of the Company or any of its affiliates with the Company or such affiliate or any of its or their partners, principals, directors, officers or agents; (c) any information concerning any product, technology, or procedure employed by the Company or any of its affiliates but not generally known to its or their customers, vendors or competitors, or under development by or being tested by the Company or any of its affiliates but not at the time offered generally to customers or vendors; (d) any information relating to the computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans of the Company or any of its affiliates; (e) any information which is generally regarded as confidential or proprietary in any line of business engaged in by the Company or any of its affiliates; (f) any business plans, budgets, advertising or marketing plans; (g) any information contained in any of the written or oral policies and procedures or manuals of the Company or any of its affiliates; (h) any information belonging to customers or vendors of the Company or any of its affiliates or any other person or entity which the Company or any of its affiliates has agreed to hold in confidence; (i) any inventions, innovations or improvements covered by this Agreement; and G) all written, graphic and other material relating to any of the foregoing. Mr. Roberts acknowledges and understands that information that is not novel or copyrighted or patented may nonetheless be proprietary information. The term “proprietary information” shall not include information generally available to and known by the public or information that is or becomes available to Mr. Roberts on a nonconfidential basis from a source other than the Company, any of its affiliates, or the directors, officers, employees, partners, principals or agents of the Company or any of its affiliates (other than as a result of a breach of any obligation of confidentiality).

(d)    Confidentiality and Surrender of Records. Mr. Roberts shall not during his employment by the Company or its affiliates or at any time thereafter (irrespective of the circumstances under which Mr. Roberts' employment by the Company terminates), except as required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual's or entity's employment or retention by the Company. Upon termination of employment for any reason or upon request by the Company, Mr. Roberts shall deliver promptly to the Company (without retaining any copies) all property and records of the Company or any of its affiliates, including, without limitation, all confidential records. For purposes hereof, “confidential records” means all correspondence, reports, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind which may be in Mr. Roberts' possession or under his control or accessible to him which contain any proprietary information. All property and records of the Company and any of its affiliates (including, without limitation, all confidential records) shall be and remain the sole property of the Company or such affiliate during Mr. Robert’s employment by the Company and its affiliates and thereafter.

(e)    Inventions and Patents. All inventions, innovations or improvements (including policies, procedures, products, improvements, software, ideas and discoveries, whether patent, copyright, trademark, service mark, or otherwise) conceived or made by Mr. Roberts, either alone or jointly with others, in the course of his employment by the Company, belong to the Company, (subject to applicable terms and conditions of the Secondment Agreement during periods prior to the effective date). Mr. Roberts will promptly disclose in writing such inventions, innovations or improvements to the Company and perform all actions reasonably requested by the Company to establish and confirm such ownership by the Company, including, but not limited to, cooperating with and assisting the Company in obtaining patents, copyrights, trademarks, or service marks for the Company in the United States and in foreign countries.

(f)    Enforcement. Mr. Roberts acknowledges and agrees that, by virtue of his position, his services and access to and use of confidential records and proprietary information, any violation by him of any of the undertakings contained in this Section 6 would cause the Company and/or its affiliates immediate, substantial and irreparable injury for which it or they have no adequate remedy at law. Accordingly, Mr. Roberts acknowledges that the Company may seek an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 6, and consents to the entry thereof. Mr. Roberts waives posting by the Company or its affiliates of any bond otherwise necessary to secure such injunction or other equitable relief. Rights and remedies provided for in this Section 6 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.

(g)    Code of Ethics. Nothing in this Section 6 is intended to limit, modify or reduce Mr. Roberts' obligations under the Company's Code of Ethics. Mr. Roberts' obligations under this Section 6 are in addition to, and not in lieu of, Mr. Roberts' obligations under the Code of Ethics. To the extent there is any inconsistency between this Section 6 and the Code of Ethics that would permit Mr. Roberts to take any action or engage in any activity pursuant to this Section 6 that he would be barred from taking or engaging in under the Code of Ethics, the Code of Ethics shall control.

(h)    Cooperation With Regard to Litigation. Mr. Roberts agrees to cooperate with the Company, during the Term and thereafter (including following Mr. Roberts's termination of employment for any reason), by making himself reasonably available to testify on behalf of the Company or any subsidiary or affiliate of the Company, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, and to assist the Company, or any subsidiary or affiliate of the Company, in any such action suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any subsidiary or affiliate of the Company, as reasonably requested. The Company agrees to reimburse Mr. Roberts, on an after-tax basis each calendar quarter, for all expenses actually incurred in connection with his provision of testimony or assistance in accordance with the provisions of Section 6(h) of this Agreement (including reasonable attorneys' fees) but not later than the last day of the calendar year in which the expense was incurred (or, in the case of an expense incurred in the final quarter of a calendar year, the next following February 15).

(i)     Non-Disparagement. Mr. Roberts shall not, at any time during his employment by the Company and its affiliates and thereafter, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally or otherwise, or take any action which may, directly or indirectly, disparage the Company or any of its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this Agreement shall preclude Mr. Roberts from making truthful statements that are required by applicable law, regulation or legal process.

(j)    Release of Employment Claims. Mr. Roberts agrees, as a condition to receipt of any termination payments and benefits provided for in Section 5 of this Agreement (other than compensation accrued and payable at the date of termination without regard to termination) that he will execute a general release agreement, in substantially the form set forth in Exhibit B to this Agreement, releasing any and all claims arising out of Mr. Roberts's employment other than enforcement of this Agreement and other than with respect to vested rights or rights provided for under any equity plan, any compensation plan or any benefit plan or arrangement of the Company or rights to indemnification under any agreement, law, Company organizational document or policy or otherwise. The Company will provide Mr. Roberts with a copy of such release simultaneously with delivery of the notice of termination, but not later than 21 days before (45 days before if Mr. Roberts's termination is part of an exit incentive or other employment termination program offered to a group or class of employees) Mr. Roberts's termination of employment. Mr. Roberts shall deliver the executed release to the Company eight days before the date applicable under Section 5 of this Agreement for the payment of the termination payments and benefits payable under Section 5 of this Agreement.

7.    Notices. Every notice or other communication required or contemplated by this Agreement must be in writing and sent by one of the following methods: (1) personal delivery, in which case delivery is deemed to occur the day of delivery; (2) certified or registered mail, postage prepaid, return receipt requested, in which case delivery is deemed to occur the day it is officially recorded by the U.S. Postal Service as delivered to the intended recipient; or (3) next day delivery to a U.S. address by recognized overnight delivery service such as Federal Express, in which case delivery is deemed to occur one business day after being sent. In each case, a notice or other communication sent to a party must be directed to the address for that party set forth below, or to another address designated by that party by written notice:

If to the Company, to:

A-Mark Precious Metals, Inc.
429 Santa Monica Blvd, Suite 230
Santa Monica, CA 90401
Attention: General Counsel

If to Mr. Roberts, to:

Mr. Gregory N. Roberts
429 Santa Monica Blvd, Suite 230
Santa Monica, CA 90401

8.    Assignability; Binding Effect. This Agreement is a personal contract calling for the provision of unique services by Mr. Roberts, and Mr. Roberts' rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated. The rights and obligations of the Company under this Agreement bind and run in favor of the successors and assigns of the Company.

9.    Complete Understanding. This Agreement (including Exhibits) constitutes the complete understanding between the parties with respect to the employment of Mr. Roberts by the Company and supersedes all prior agreements and understandings (subject to Section 1 above), both written and oral, between the parties with respect to the subject matter of this Agreement.

10.    Amendments; Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of the Company and Mr. Roberts. No waiver by any party of any breach under this Agreement will be deemed to extend to any prior or subsequent breach or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Waiver by either party of any breach by the other party will not operate as a waiver of any other breach, whether similar to or different from the breach waived. No delay on the part of the Company or Mr. Roberts in the exercise of any of their respective rights or remedies will operate as a waiver of that right.

11.    Severability. If any provision of this Agreement or its application to any person or circumstances is determined by any court of competent jurisdiction to be unenforceable to any extent, that unenforceable provision will be deemed eliminated to the extent necessary to permit the remaining provisions to be enforced, and the remainder of this Agreement, or the application of the unenforceable provision to other persons or circumstances, will not be affected thereby. If any provision of this Agreement, or any part thereof, is held to be unenforceable because of the scope or duration of or the area covered by that provision, the court making that determination shall reduce the scope, duration of or area covered by that provision or otherwise amend the provision to the minimum extent necessary to make that provision enforceable to the fullest extent permitted by law.

12.    Survivability. The provisions of this Agreement that by their terms call for performance subsequent to termination of Mr. Roberts' employment hereunder, or subsequent to the termination of this Agreement, will survive such termination. Without limiting the generality of the foregoing, the provisions of Sections 3(g), 5 and 6 shall survive any termination of this Agreement in accordance with their terms.

13.    Governing Law. This Agreement is governed by the laws of the State of California, without giving effect to principles of conflict of laws.

14.    Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must be brought against any of the parties in the courts of the State of California, Los Angeles County, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of California, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 13. Nothing in this Section 14, however, affects the right of any party to serve legal process in any other manner permitted by law. Each party hereto waives trial by jury.

15.    Mitigation. In no event shall Mr. Roberts be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to him under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Mr. Roberts obtains other employment.

The undersigned hereby execute this Agreement on the date stated in the introductory clause.

A-MARK PRECIOUS METALS, INC.

By:	/s/ David Madge
Name:	David Madge
Title:	President

By:	/s/ Gregory N. Roberts
Name:	Gregory N. Roberts
Title:	Chief Executive Officer

EXHIBIT 10.1

Exhibit A

A-Mark Precious Metals,, Inc.
Performance Bonus for Chief Executive Officer

This Exhibit to the Employment Agreement, executed February 19, 2016 (the “Employment Agreement”), between A-Mark Precious Metals, Inc. (the “Company”) and Gregory N. Roberts, sets forth the terms of the opportunity of Mr. Roberts to earn the “Performance Bonus” authorized in Section 3(b) of the Employment Agreement. This Performance Bonus remains subject to the terms of Section 3(b) and other applicable terms of the Employment Agreement. Capitalized terms herein have the meanings as defined in the Employment Agreement.

In each of fiscal years during the Term, Mr. Roberts will have the opportunity to earn a Performance Bonus. The Performance Bonus will be an annual incentive award granted under the Company’s 2014 Stock Award and Incentive Plan, subject to the following terms:

General. The Performance Bonus will be earned based on the level of the Company’s pre-tax profits (the “Profits Goal”) and based on achievement of other specified goals (“Other Goals”). The target payout level for the Performance Bonus will be established by the Committee in accordance with Section 3(b) of the Employment Agreement (the “Target Performance Bonus”). The portion of the Performance Bonus that may be earned based on the Profits Goal will be weighted 75% and the portion that may be earned based on the Other Goals will be weighted 25%.

Profits Goal. The target level of performance of the Profits Goal will be achievement of the Company’s budgeted level of pre-tax profits for the fiscal year, as specified in Company budgets for the fiscal year approved by the Board and also approved as the Profits Goal by the Compensation Committee not later than the 90th day of the fiscal year; provided, however, that in no event will the Profits Goal target be less than the average annual pre-tax profit achieved in the three preceding fiscal years.

Achievement of the target level of performance -- 100% of the Profits Goal target -- will result in the earning of not less than 75% and not more than 112.5% of the Target Performance Bonus, with the payout level in excess of 75%, up to 112.5%, determined in the discretion of the Committee. Achievement of threshold level performance -- 80% of the Profits Goal target -- will result in earning of 60% of the Target Performance Bonus. In the event the Profits Goal performance level is between the threshold (80%) and target (100%) level of the Profits Goal, the payout level will be determined by means of straight-line interpolation based on the payout levels of 60% and 75% of the Target Performance Bonus. In the event that performance is less than the threshold (80%) level of the Profits Goal, if the “gate-keeper” goal has been achieved (as set forth below), the Committee will retain discretion to determine the level of payout, if any, of the Performance Bonus relating to the Profits Goal, subject to the applicable limits as set forth below.

Other Goals. The Other Goals will be one or more quantitative and qualitative goals established by the Committee not later than the 90th day of the fiscal year, providing an award opportunity with an aggregate threshold payout level of 20% of the Target Performance Bonus and a target payout level of 25%, such payout levels corresponding to the specified level of achievement of the Other Goals. Other Goals will be specified actions or results relating to the Company as a whole, Mr. Roberts individually, or other designated items that the Committee regards as having potential to significantly advance the business success of the Company (for example, expanding business lines or product offerings, improving management processes, identifying and implementing acquisitions or joint ventures, etc.). The Committee may specify payout levels above the level of 25% of the Target Performance Bonus corresponding to above-target performance with respect to Other Goals, either as a term specified when the Other Goals are established or otherwise in its discretion, provided that such above-target payouts will not exceed 37.5% of the Target Performance Bonus. In the event that performance is less than the threshold level or target level of one or more Other Goals, if the “gate-keeper” goal has been achieved (as set forth below), the Committee will retain discretion to determine the level of payout, if any, of the Target Performance Goal, subject to the applicable limits as set forth below.

Code Section 162(m) Qualification; Committee Discretion. In addition to the performance goals described above, in order to ensure that the Performance Bonus earned for a given fiscal year meets the requirements of Treasury Regulation Section 1.162-27(e), a “gate-keeper” performance goal must be achieved. This gatekeeper goal requires that, for the fiscal year, A-Mark’s pre-tax profit must be positive. In such case, the Committee will have authority to pay out up to 150% of the Target Performance Bonus for the fiscal year (i.e., both the Profits Goal portion and the Other Goals portion of the Performance Bonus), with any decision of the Committee to pay out a lesser amount constituting negative discretion for purposes of Code Section 162(m). For clarity, payment of the Performance Bonus corresponding to the pre-set payout levels for the Profits Goal and the Other Goals, if less than the maximum performance level is attained, would constitute an exercise of negative discretion for purposes of Code Section 162(m). For purposes of Section 162(m), it is recognized that Base Salary may increase during a given fiscal year based on Mr. Robert’s ceasing employment with SGI and devoting 100% of business time to A-Mark. Accordingly, an increase in Base Salary by 20% is pre-specified and pre-approved as a term of the Performance Bonus target amount, in accordance with Treasury Regulation Section 1.162-27(e). Accordingly, assuming achievement of the gate-keeper goal, the Committee will have the discretion to pay out the Performance Bonus up to the maximum level, provided that, for performance between the threshold level and target level of the Profits Goal, the Committee shall have no discretion to pay the Performance Bonus at a payout level below that corresponding to the actual performance level of the Profits Goal.

Pre-tax profits. “Pre-tax profits” means the Company's net income determined under Generally Accepted Accounting Principles (or GAAP), for the given fiscal year, adjusted as follows:

•
The positive or negative effects of income taxes (in accordance with GAAP) shall be eliminated from net income in determining pre-tax profits. The positive or negative effects of foreign currency exchange shall be eliminated from net income in determining pre-tax profits of the Company.

•
Unless otherwise determined by the Committee, no other adjustment shall be made to pre-tax profits. Thus, for clarity, other extraordinary expenses and bonus compensation accruals shall remain included in net income and minority interests shall remain excluded from net income in determining pre-tax profits.

However, in setting the target level and related terms of the Profits Goal, within the first 90 days of a given fiscal year, the Committee may specify other or different adjustment provisions. Pre-tax profits and adjustments shall be determined by the Committee, in good faith. The Committee shall certify in writing (to the extent required to meet the applicable requirements of Code Section 162(m)) the level of pre-tax profits achieved and all other matters relating to the Profits Goal and the Other Goal and the corresponding amount of Performance Bonus earned.

EXHIBIT 10.1

Exhibit B

A-Mark Precious Metals, Inc.
Stock Option Agreement

This Stock Option Agreement (the “Agreement”) which includes the attached “Terms and Conditions of Option Grant” confirms the grant, effective February 19, 2016, by A-Mark Precious Metals, Inc., a Delaware corporation (“A-Mark"), to Gregory N. Roberts ("Grantee"), of three non-qualified stock options (the "Options") to purchase shares of A-Mark Common Stock, par value $0.01 per share (the "Shares"), as set forth below. The Options are granted under Section 6(b) of the A-Mark 2014 Stock Award and Incentive Plan and under Section 3(c) of the Employment Agreement between Grantee and A-Mark, executed February 19, 2016 (the “Employment Agreement”), in consideration of Grantee’s entry into such Employment Agreement and his continuing service to A-Mark as Chief Executive Officer and in other capacities.

The principal terms of the Options granted hereby are as follows (subject to adjustment in accordance with the Plan and this Agreement):

Shares purchasable:    300,000 A-Mark Shares

Exercise Price and Stated Vesting Dates:

Options - Number of Underlying Shares	Exercise Price Per-Share of Each Option	Stated Vesting and Exercisability Dates *
100,000	$19.80	33.33% on each of June 30, 2017, June 30, 2018 and June 30, 2019
100,000	$23.80	25.0% on each of June 30, 2017, June 30, 2018, June 30, 2019 and June 30, 2020
100,000	$25.50	25.0% on each of June 30, 2017, June 30, 2018, June 30, 2019 and June 30, 2020

The Options will become vested and exercisable, in whole or in part, on an accelerated basis upon the occurrence of certain events relating to Termination of Employment, in accordance with Section 4 hereof, and will become fully vested and exercisable upon a Change in Control, as defined in Section 8 of the Plan.

Expiration Date: The Options will expire at 11:59 PM on February 18, 2026 (the “Stated Expiration Date”); provided, however, that the Options are subject to termination prior to the Stated Expiration Date upon a Termination of Employment, in accordance with Section 4 hereof. The occurrence of a Change in Control of A-Mark does not by itself affect the expiration or termination of the Options. If, at the date on which the Options or any portion thereof are to expire or terminate, the Fair Market Value of a Share exceeds the Exercise Price and if the Options or portion thereof that will expire or terminate are otherwise vested and exercisable, the Options will be automatically exercised by the withholding of Option Shares to pay the exercise price and applicable withholding taxes.

EXHIBIT 10.1

The Options are subject to the terms and conditions of the Plan and this Agreement, including the Terms and Conditions of Option Grant attached hereto and deemed a part hereof. The number and kind of Shares purchasable, the Exercise Prices, and other terms and conditions are subject to adjustment in accordance with Section 10(c) of the Plan. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan.

Grantee acknowledges and agrees that (i) the Option is nontransferable as set forth in Section 5 hereof and Section 10(b) of the Plan, (ii) the Option is subject to early termination in the event of Grantee's Termination of Employment in certain circumstances, as specified in Section 4 hereof, and (iii) the sale of Shares under this Option and resales of the Shares will be subject to compliance with applicable Federal and state securities laws, and with A-Mark’s policies governing trading in Shares by employees.

IN WITNESS WHEREOF, A-Mark has caused this Agreement to be executed by its officer thereunto duly authorized.

A-MARK PRECIOUS METALS, INC.

By: ____________________________
Carol Meltzer
Executive Vice President and General Counsel

EXHIBIT 10.1

Exhibit C

RELEASE

We advise you to consult an attorney before you sign this Release. You have until the date that is seven (7) days after the Release is signed and returned to A-Mark Precious Metals, Inc. to change your mind and revoke your Release. Your Release shall not become effective or enforceable until after that date.

In consideration for the benefits provided under your Employment Agreement with A-Mark Precious Metals, Inc. executed ________, 2016 (the “Employment Agreement”), and more specifically enumerated in Attachment 1 hereto, by your signature below, you, for yourself and on behalf of your heirs, executors, agents, representatives, successors and assigns, hereby release and forever discharge the Company, its past and present parent corporations, subsidiaries, divisions, subdivisions, affiliates and related companies (collectively, the “Company”) and the Company's past, present and future agents, directors, officers, employees, representatives, successors and assigns (hereinafter “those associated with the Company”) with respect to any and all claims, demands, actions and liabilities, whether in law or equity, which you may have against the Company or those associated with the Company of whatever kind, including but not limited to those arising out of your employment with the Company or the termination of that employment. You agree that this release covers, but is not limited to, claims arising under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Fair Labor Standards Act, 29 U.S.C. § 201 et seq., the Employee Retirement Income Security Act of 1974,29 U.S.C. § 1001 et seq., the California Fair Employment and Housing Act, California Government Code Section 12940 et seq., and any other local, state or federal law, regulation or order dealing with discrimination in employment on the basis of sex, race, color, national origin, veteran status, marital status, religion, disability, handicap, or age. You also agree that this release includes claims based on wrongful termination of employment, breach of contract (express or implied), tort, or claims otherwise related to your employment or termination of employment with the Company and any claim for attorneys' fees, expenses or costs of litigation.

This Release covers all claims based on any facts or events, whether known or unknown by you, that occurred on or before the date of this Release. Except to enforce this Release, you agree that you will never commence, prosecute, or cause to be commenced or prosecuted any lawsuit or proceeding of any kind against the Company or those associated with· the Company in any forum and agree to withdraw with prejudice all complaints or charges, if any, that you have filed against the Company or those associated with the Company.

Anything in this Release to the contrary notwithstanding, this Release does not include a release of (i) your rights under the Employment Agreement or your right to enforce the Employment Agreement; (ii) any rights you may have to indemnification or insurance under any agreement, law, Company organizational document or policy or otherwise; (iii) any rights you may have to equity compensation or other compensation or benefits under the Company's equity, compensation or benefit plans; or (iv) your right to enforce this Release.

EXHIBIT 10.1

By signing this Release, you further agree as follows:

You have read this Release carefully and fully understand its terms;

You have had at least twenty-one (21) days to consider the terms of the Release;

You have seven (7) days from the date you sign this Release to revoke it by written notification to the Company. After this seven (7) day period, this Release is final and binding and may not be revoked;

You have been advised to seek legal counsel and have had an opportunity to do so;

You would not otherwise be entitled to the benefits provided under your Employment Agreement had you not agreed to execute this Release; and

Your agreement to the terms set forth above is voluntary.

Name: ____________________________________

Signature: ______________________________________         Date: ____________

Received by: ____________________________________        Date: ____________

Attachment: Attachment 1- Schedule of Termination Payments and Benefits